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          Heller Financial Board of Directors Approves Acquisition of
                         HealthCare Financial Partners

(Chicago, April 22, 1999): Heller Financial, Inc. (NYSE: HF) announced today that its Board of Directors has unanimously approved the Company's agreement to acquire HealthCare Financial Partners, Inc. (NYSE: HCF). Closing is anticipated to occur in July 1999, and remains subject to receipt of regulatory approval and approval by the HealthCare Financial Partners shareholders.

     On April 19, Heller Financial and HealthCare Financial Partners jointly announced that the two companies have reached a definitive agreement pursuant to which Heller will acquire HealthCare Financial Partners for $35.00 per share in a stock and cash transaction.

     Formed in 1993, HealthCare Financial Partners is a rapidly growing commercial finance company exclusively focused on providing secured financing to small- and mid-sized healthcare providers throughout the U.S. The Chevy Chase, MD company had total assets of $533 million at March 31, 1999.

     Heller Financial, Inc. is a worldwide commercial finance company providing a broad range of financing solutions to middle-market and small business clients. With $14 billion in owned and managed assets, Heller offers equipment financing and leasing, vendor and sales finance programs, factoring and working capital loans, collateral- and cash flow-based financing, and financing for commercial real estate. The Company also offers trade finance, factoring, asset-based lending, leasing and vendor finance products and programs to clients in Europe, Asia, Australia and Latin America. Heller's common stock is listed as "HF" on the New York and Chicago Stock Exchanges. Heller's website is http://www.hellerfin.com.

     Certain statements made herein are or may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. No assurances can be given that any predicted results will actually be achieved and actual results could differ materially from those predicted as the result of the factors discussed in the Company's periodic reports filed with the Securities and Exchange Commission.